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                                  Exhibit (11)

                          NAPCO SECURITY SYSTEMS, INC.
                  COMPUTATION OF EARNINGS PER SHARE (unaudited)

                                                             Three Months Ended
                                                               September 30,
                                                         -----------------------
                                                          1997             1996
                                                         ------           ------
                                                   (in thousands, except per share data)

Average Shares Outstanding                                4,371            4,368
Add: Common Stock Equivalents                                27                7
                                                         ------           ------
Weighted Average Shares Outstanding                       4,398            4,375
                                                         ======           ======
Net Income                                               $  382           $  373
                                                         ======           ======
Earnings Per Share                                       $ 0.09           $ 0.09
                                                         ======           ======


Primary earnings per share computations are based on the weighted average number of shares outstanding plus common stock equivalents calculated at the monthly average market price per share.


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